The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
March 31, 2009	Geoff Grande, CFA

FD

617-747-1721

THE ALLIED DEFENSE GROUP ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

Reports Strong Full-Year Revenue and Backlog Growth

VIENNA, Virginia, March 31, 2009 – The Allied Defense Group, Inc. (AMEX: ADG), a multinational defense company focused on the manufacture, sale and distribution of ammunition and ammunition-related products for use by the U.S. and foreign governments, today announced fourth quarter and full year 2008 results.

Highlights

•	Revenue of $144.4 million, an increase of 274% over 2007

•	EBITDA* from continuing operations of $6.4 million, compared to negative $18.6 million in 2007

•	Funded, committed backlog of $185.9 million at year-end 2008, a 71% increase over 2007

•	The repayment of all convertible bonds and bank debt

•	The closed sales of Global Microwave Systems for $26.0 million and Titan Dynamics Systems for $4.8 million

“2008 was a year of transformation and delivering on commitments for The Allied Defense Group,” said Major General (Ret) John J. Marcello, President and Chief Executive Officer. “Our transformation is not quite complete, but we have come a long way and should divest our last non-core asset shortly. It is important to note that we are not simply realigning The Allied Defense Group, but rather we are focusing on our core competency in ammunition and positioning the Company in geographical markets and specific types of ammunition that are growing. And we are delivering strong results even as we transform the Company.”

“As we focus our strategy, we are also significantly improving our financial profile, building a large, funded, and committed backlog, fully paying down our convertible debt, and establishing the financing facilities that we require for working capital purposes. We no longer face the significant interest payments from our debt, we have increased financing flexibility required to convert our backlog into revenues going forward, and we will generate cash.”

*EBITDA is a non-GAAP measure. See reconciliation of EBITDA in the attached financial table.

2008 Segment Highlights:

•	Mecar SA

•	Year-end backlog of $136.4 million, an increase of 44% over 2007

•	Received $68.0 million in funding for the second tranche of its $167.0 million ammunition contract

•	Received orders totaling approximately $43.5 million from a new client in the Middle East, for Mecar SA’s 105mm tank ammunition

•	Received a $15.0 million contract from a new North African customer

•	Awarded and committed to an ammunition manufacturing and assembly joint venture in Jordan with King Abdullah II Design and Development Bureau

•	Mecar USA

•	Year-end backlog of $49.5 million, an increase of 255% over 2007

•	Awarded first direct fire ammunition contract worth $7.4 million, teamed with a major U.S. defense contractor

•	Awarded approximately $42.0 million portion of an $87.0 million non-standard ammunition contract for Afghanistan, teamed with a major U.S. defense contractor

•	Received $11.5 million contract from a former Soviet republic for the supply of NATO-approved ammunition

Fourth Quarter Summary

Revenue was $28.1 million in the fourth quarter of 2008, up 28.4% over the same period of 2007. As was previously disclosed by the company, results for the period were negatively impacted by a technical issue with a specific third-party component that delayed the shipment of a single lot of a new product. This particular lot failed to meet strict customer specifications, an issue that has been subsequently resolved to the satisfaction of the customer. Prior to the issue in question, the customer had received a number of other lots that performed well and the Company fully expects to fulfill the complete order. However, the delay in the particular lot resulted in an adjustment to fourth quarter revenues of approximately $3.8 million which negatively impacted the operating results by approximately $3.0 million in the quarter.

Gross profit as a percentage of revenues was 5% in the fourth quarter of 2008, compared to 27% for the same period in 2007. The decline in gross profit was the result of the aforementioned charge to revenues, which impacted gross profit margin in the fourth quarter of 2008. Gross profit margin in the fourth quarter of 2007 was unusually high due to the mix of revenue as well.

Net loss from continuing operations was $4.3 million in the fourth quarter of 2008, compared to a net loss of $0.8 million during the same period of 2007. Diluted loss per share from continuing operations was $0.53 in the fourth quarter of 2008, compared to a loss of $0.10 during the same period of 2007. EBITDA was negative $1.2 million in the fourth quarter of 2008, compared to positive $2.4 million during the same period of 2007.

Full Year 2008 Summary

Revenue was $144.4 million for the full year 2008, up more than 274% over 2007. The significant increase in revenue was driven by higher sales volumes by Mecar SA and Mecar USA. Revenues from Mecar SA increased significantly to $112.2 million for the full year of 2008 from $37.8 million in 2007, or 197% year-over-year, based on higher volume of delivery on contracts from several large orders received since July 2007. Revenues from Mecar USA increased significantly to $32.2 million for the full year of 2008 from less than $1 million in 2007. This was due to the establishment and expansion of the ammunition services business and the receipt of several new procurement contracts.

Gross profit as a percentage of revenues was 14% for the full year 2008, up significantly from negative 7% in 2007. The improvement in gross margins was driven by higher revenue levels and improved efficiencies, offset slightly by the aforementioned $3 million charge associated with a technical issue that delayed shipment of a single lot of a new product. Gross profit for Mecar SA was $18.5 million in 2008, or 16% of revenues, compared to a gross loss of $2.6 million in 2007, or negative 7% of revenues. Gross profit for Mecar USA was $2.0 million in 2008, or 6% of revenues, compared to a gross loss of $0.1 million in 2007, or negative 10% of revenues. In 2008, Mecar USA operated on lower than usual gross margins in order to obtain its initial procurement contracts. This enabled Mecar USA to compete in more contract bids and grow its revenue base. The company anticipates an increase in Mecar USA gross margins in 2009.

Net loss from continuing operations for the full year 2008 was $11.0 million, compared to a net loss from continuing operations of $43.2 million for 2007. The decline in net loss for 2008 versus 2007 resulted from a substantial increase in sales volume at Mecar SA and Mecar USA, reduced restructuring, legal and interest expenses at the corporate level, and a smaller loss incurred from the change in the fair value of convertible notes and warrants in 2008.

The net loss from continuing operations in 2008 includes three significant non-cash items: losses relating to changes in fair value of the Company’s participating forward European currency contracts of $1.5 million, a loss relating to a change in the fair value of convertible notes and warrants of $1.1 million, and a charge for impairment of long-lived assets of $0.5 million.

Diluted loss per share from continuing operations was $1.36 for 2008, compared to a diluted loss per share from continuing operations of $5.96 for 2007.

EBITDA for the full year 2008 was $6.4 million, compared to a negative EBITDA of $18.6 million in 2007.

The decrease in cash used from continuing operations resulted from a significantly lower net loss of $11.0 million from continuing operations in 2008 as compared to a net loss from continuing operations of $43.2 million in 2007. Continuing operations used cash of $7.8 million in 2008, compared to $21.8 million in 2007. The use of cash in 2008 stemmed from an increase in working capital necessary to support the significant increase in revenue growth.

Conference Call

The Company will host a conference call to discuss these results on Wednesday, April 1, 2009, at 10:00 a.m. EST. To access the call, please dial (888) 737-3708 within the United States and (913) 312-1272 outside the United States. A replay of the call will be available from 1:00 p.m. ET on Wednesday, April 1, 2009, through 11:59 p.m. ET Tuesday, April 7, 2009. To access the replay, please call (888) 203-1112 in the United States, or (719) 457-0820 outside the United States, and utilize the following passcode: 5364543.

The Allied Defense Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of Dollars, except per share and share data)

		Three months Ended December 31,		Years Ended December 31,
		2008	2007	2008	2007
Revenues		$28,060	$21,859	$144,424	$38,603

Cost and expenses
Cost of sales		26,646	15,947	123,969	41,245
Selling and administrative		4,327	4,685	19,452	21,495
Research and development		610	502	2,277	1,617
Impairment of long-lived assets		—	—	462	—

	Operating (loss) income	(3,523)	725	(1,736)	(25,754)

Other income (expenses)
Interest income		223	325	734	703
Interest expense		(933)	(1,529)	(6,403)	(10,878)
	Net (loss) gain on fair value of senior convertible notes and warrants	(422)	23	(1,104)	(6,663)
Other-net		57	(382)	(2,253)	(562)
		(1,075)	(1,563)	(9,026)	(17,400)

	Loss from continuing operations before income taxes	(4,598)	(838)	(10,762)	(43,154)
Income tax (benefit) expense		(281)	-	214	-

Loss from continuing operations		(4,317)	(838)	(10,976)	(43,154)

Income (loss) from discontinued operations, net of tax
	Gain (loss) on sale of subsidiaries	2,637	(460)	2,750	29,314
	Loss from discontinued operations	(153)	(254)	(2,216)	(7,438)

		2,484	(714)	534	21,876

NET LOSS		$(1,833)	$(1,552)	$(10,442)	$(21,278)

Earnings (Loss) per share — basic and diluted:
Net loss from continuing operations		$(0.53)	$(0.10)	$(1.36)	$(5.96)
	Net earnings (loss) from discontinued operations	0.31	(0.09)	0.07	3.02
	Total loss per share - basic and diluted	$(0.22)	$(0.19)	$(1.29)	$(2.94)

Weighted average number of common shares:
Basic and Diluted		8,079,020	8,014,514	8,045,239	7,244,983

The operating income (loss) adjusted for non-recurring charges and Electronic Security (ES) segment results have been provided to attempt to show what the Company’s operating results would have looked like after the intended disposition of the remaining subsidiary in the Company’s ES segment and excluding impairments recorded in the current period for ES goodwill and the impairment of the Company’s ERP system. In the fourth quarter of 2008, the Company committed to a formal plan to sell NSM, the last remaining business in the ES segment. The operating income (loss) adjusted for non-recurring charges and the ES segment results is not intended to present a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP).

The Allied Defense Group, Inc.
Calculation of EBITDA from continuing operations
(All amounts in thousands of U.S. Dollars)

		Three months ended December 31,			Year ended December 31,
		2008	2007		2008	2007
Consolidated Net Loss from continuing operations		$(4,317)		$(838)	$(10,976)	$(43,154)
Any extraordinary or non recurring gains or losses
	Write-down of Goodwill and long-lived assets	-	-		462	-
	Loss (gain) from fair value of notes and warrants	422	(23)		1,104	6,663
Loss from Sale of Fixed Assets		—	3		231	3
	Non-cash expenses associated with stock compensation expense	154	194		590	918
	Tax refunds, use of net operating losses to offset taxes or other net tax
benefits		—	—		—	45

	Adjusted Net Loss from continuing operations	$(3,741)		$(664)	$(8,589)	$(35,525)
Interest Income		(223)	(325)		(734)	(703)
Interest Expense		933	1,529		6,403	10,878
Income tax (benefit) expense		(281)	—		214	—
	Depreciation and Amortization Expense	1,107	1,425		5,147	4,928
Any non-cash transactions:
	Foreign currency (gains) losses	(111)	148		2,366	252
	Adjustments related to Inventory	874	246		1,159	1,331
	Other non-cash charges	294	42		452	226

	Consolidated EBITDA from continuing operations	$(1,148)	$2,401		$6,418	$(18,613)

Earnings before interest, taxes, depreciation and amortization, non-cash stock compensation and payments, non-cash charges that do not result in future cash obligations, any extraordinary or non recurring gains (losses) and any non-cash transactions (EBITDA) is not intended to present a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Nor should Consolidated EBITDA from continuing operations be considered as an alternative to statements of cash flows as a measure of liquidity. Consolidated EBITDA from continuing operations is included herein as means to measure operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies. The measurement of EBITDA from continuing operations, as provided above, is defined in the terms of the Company’s senior secured convertible notes and may not reflect EBITDA from continuing operations as calculated by other parties. The above table reconciles GAAP Net Loss from continuing operations to EBITDA from continuing operations for the reported periods.

The Allied Defense Group, Inc.
Condensed Consolidated Balance Sheet
(All amounts in thousands of U.S. Dollars)

	December 31,
ASSETS	2008	2007
Current Assets
Cash and cash equivalents	$8,816	$21,651
Restricted cash	9,666	13,052
Accounts receivable, net	12,646	6,064
Costs and accrued earnings on uncompleted contracts	21,999	37,764
Inventories, net	21,508	20,950
Fair value of foreign exchange contracts
Prepaid and other current assets	4,606	3,947
Assets held for sale	4,474	32,525
Total current assets	83,715	135,953

Property, Plant and Equipment, net	19,525	24,047

Other Assets	459	251

Intangible assets, net
Long-term inventory	3,072	2,412
Other assets	459	251
Total other assets	3,531	2,663

TOTAL ASSETS	$103,699	$160,251

CURRENT LIABILITIES
Current maturities of senior secured convertible notes	$933	$13,610
Bank overdraft facility	381	7,239
Current maturities of foreign exchange contract	405	-
Current maturities of long-term debt	2,659	823
Accounts payable	14,536	15,555
Accrued liabilities	16,099	15,264
Customer deposits	16,731	26,666
Belgium social security	3,522	8,307
Income taxes	3,913	3,664
Liabilities held for sale	1,316	7,404
Total current liabilities	60,495	98,532

LONG TERM OBLIGATIONS
Long-term debt, less current maturities and unamortized discount	6,681	9,439
Senior secured convertible notes, less current maturities	-	5,782
Long-term foreign exchange contract, less current maturities	1,072	-
Derivative instrument	318	183
Other long-term liabilities	682	660

Total long-term obligations	8,753	16,064

TOTAL LIABILITIES	69,248	114,596

CONTINGENCIES AND COMMITMENTS
STOCKHOLDERS’ EQUITY
Preferred stock, no par value; authorized 1,000,000 shares; none issued	-	-
Common stock, par value, $.10 per share; authorized 30,000,000 shares;
issued and outstanding, 8,079,509 in 2008 and 8,013,161 in 2007	808	801
Capital in excess of par value	55,912	55,355
Accumulated deficit	(38,351)	(27,909)
Accumulated other comprehensive income	16,082	17,408
Total stockholders' equity	34,451	45,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$103,699	$160,251

About The Allied Defense Group, Inc.

The Allied Defense Group, Inc. is a multinational defense company focused on the manufacture, sale and distribution of ammunition and ammunition related products for use by the U.S. and foreign governments.
For more Information, please visit the Company web site: www.allieddefensegroup.com.

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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